Exhibit 10.15

Nivalis Therapeutics, Inc.

3122 Sterling Circle, Suite 200, Boulder, CO 80301

January 9, 2017

Janice Troha

Nivalis Therapeutics, Inc.

3122 Sterling Circle

Suite 200

Boulder, Colorado 80301

Re: Retention Bonus

Dear Janice:

In recognition of your continued service with Nivalis Therapeutics, Inc. (the “Company”), and subject to the other terms and conditions of this letter agreement (this “Agreement”), we are pleased to offer you a retention bonus in the amount of $100,000.00, less applicable withholdings and deductions required by law (the “Retention Bonus”) and an option grant to purchase 200,000 shares of Common Stock of the Company which option shall vest in full upon the termination of your employment by the Company other than for Cause or a Corporate Transaction (as defined in the stock option agreement to be entered into by you and the Company) and be subject to the terms and conditions of such stock option agreement and the Company’s 2015 Equity Incentive Plan (the “Stock Option”).

The Retention Bonus will be processed and paid through the Company’s payroll on the closing date of a Change in Control (the “Payment Date”), provided you have remained actively and continuously employed in good standing by the Company through the Payment Date. For purposes of this Agreement, “Change in Control”  shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the persons who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding voting securities (on an as-converted to Common Stock basis) of the resulting, surviving or acquiring entity in such transaction).

In order to be considered in “good standing,” you must have been employed continuously from the date hereof to the Payment Date and you must not be the subject of any disciplinary warning, whether written or oral.  In order to receive the Retention Bonus, you must (a) be in good standing, (b) execute a release of claims to be provided to you by the Company, and (c) otherwise comply with the terms and conditions of this letter and the Company’s policies and procedures.

Neither the Retention Bonus, the Stock Option grant nor this letter have any bearing on your right to employment with the Company. Your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause or reason, and with or without notice.  For clarity, should your employment terminate for any reason other than by the Company without cause (as defined in the employment agreement between you and the Company) prior to the Payment Date, you will not receive the Retention Bonus and the vesting of the Stock Option shall cease.  Compensation paid pursuant to this Agreement is intended to be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, as a short term deferral.

This letter supersedes in their entirety any prior or contemporaneous agreements between you and the Company regarding retention bonuses or payments, whether written, oral, express or implied.

This Agreement may not be amended or modified unless in writing signed by both you and an authorized officer of the Company. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Colorado without regard to conflicts-of-law principles.

Sincerely,

NIVALIS THERAPEUTICS, INC.

By: /s/ R. Michael Carruthers

R. Michael Carruthers

Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Janice Troha

Janice Troha

1/9/17

Date